UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 27, 2012

Date of Report (Date of earliest event reported)

QNB Corp.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-17706	23-2318082
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

15 North Third Street, Quakertown, PA	18951-9005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (215) 538-5600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 27, 2012, David W. Freeman, President of QNB Corp. (the “Company”) and President and Chief Operating Officer of QNB Bank (the “Bank”), was appointed President and Chief Executive Officer of each of the Company and the Bank, effective January 1, 2013. Mr. Freeman was also appointed a Class I director of the Company. He will continue to serve as a director of the Bank. The position changes for Mr. Freeman coincide with the previously announced planned retirement of Thomas J. Bisko as an executive officer of the Company and the Bank on December 31, 2012. Mr. Bisko will continue to serve as a director of both the Company and Bank following his retirement as an officer and employee.

In connection with the position changes for Mr. Freeman, the Company, the Bank and Mr. Freeman entered into an amended and restated employment agreement, dated as of January 1, 2013 (the “Restated Employment Agreement”), which amends and restates Mr. Freeman’s previous employment agreement, dated September 7, 2010. The Restated Employment Agreement revises Mr. Freeman’s title to include his position as Chief Executive Officer, in addition to his position as President, of both the Company and the Bank, revises his annual base salary amount to $305,000 per year, and adds a severance payment provision in the event that, following a “change in control” of the Company, Mr. Freeman’s employment is involuntarily terminated or Mr. Freeman terminates employment for specified events of “good reason.” In such event, Mr. Freeman would be entitled to receive a lump-sum cash payment equal to two times his then current annual base salary and a continuation of health insurance coverage for two years. The Restated Employment Agreement defines “good reason” to mean, without executive’s express written consent, (i) a material reduction in annual base salary; (ii) a material diminution in authority, duties, or responsibilities; (iii) a material change in the geographic location at which executive must perform services; or (iv) any other action or inaction that results in an uncured material breach of the agreement by the Company or the Bank. The Restated Employment Agreement does not otherwise change the terms of the previous employment agreement.

On December 27, 2012, the board of directors of the Company also appointed Autumn Bayles as a Class I director. From 2011 to the present, Ms. Bayles has served as Vice President of Strategic Development at Aramark Corp. (a global food and facilities company). Prior to 2011, Ms. Bayles served as Senior Vice President of Strategic Operations (2006 to 2011) and Chief Information Officer (2003-2006) for Tasty Baking Company (a consumer packaged goods company) that was acquired by Flower Foods, Inc. in 2011. Ms. Bayles was also appointed as a director of the Bank. She will be compensated for his service as a director on the same basis as other non-employee directors of the Company and the Bank, including retainers and board and committee fees.

A copy of the Restated Employment Agreement is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated January 1, 2013, between David W. Freeman, QNB Corp. and QNB Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QNB Corp.

Dated: December 28, 2012

	By:	/s/ Thomas J. Bisko
Thomas J. Bisko
Chief Executive Officer